Exhibit 99.1

NEWS RELEASE

DATE:	March 30, 2009 3:00 p.m. E.S.T
CONTACT:	Archie M. Brown, Jr., President and CEO
MainSource Financial Group, Inc. 812-663-6734

MainSource Financial Group Names

Goodwin as SVP, Chief Credit Officer

Greensburg, Indiana (NASDAQ: MSFG) – Archie M. Brown, Jr., President and CEO of MainSource Financial Group, Inc. (the “Company”), today announced that Bill Goodwin has agreed to serve as the Company’s Chief Credit Officer.  Mr. Goodwin will oversee all aspects of the credit administration function, and is primarily responsible for the quality of loan assets.

Mr. Goodwin brings a total of 25 years of broadly-based banking experience to MainSource, including commercial lending, credit administration, and mortgage banking.  For the past ten years he has been in the mortgage business in Cincinnati, Ohio.  Prior to that, he held leadership positions at Star Bank in Cincinnati (now known as US Bank).  He is a graduate of the University of Wisconsin in Madison, and holds a Masters Degree from the University of Chicago.

Mr. Goodwin stated, “MainSource is a great company filled with talented people, and I am thankful for this opportunity.  As Chief Credit Officer, I will be able to make an impact upon the Company for the benefit of the customers, shareholders and employees.”

Mr. Brown added, “I am very pleased that Bill is joining the MainSource family.  Bill’s extensive experience in commercial lending, mortgage banking and credit administration makes him the right choice to serve in this role for MainSource.  His leadership, knowledge and experience will be a great asset to our company as we continue to grow.”

MainSource Financial Group is listed on the NASDAQ National Market (under the symbol: “MSFG”) and is a community-focused, financial holding company with assets of approximately $2.9 billion. The Company operates 85 banking offices through its three banking subsidiaries, MainSource Bank, Greensburg, Indiana, MainSource Bank of Illinois, Kankakee, Illinois, and MainSource Bank - Ohio, Troy, Ohio. Through its non-banking subsidiaries, MainSource Insurance LLC, and MainSource Title LLC, the Company and its banking subsidiaries provide various related financial services.